Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2023
FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, April 25, 2023 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2023. A short slide presentation summarizing the highlights of Matador’s first quarter 2023 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, observed, “Our results for the first quarter of 2023 were above our expectations both operationally and financially and constituted a strong start to the year. We set new operational records in the first quarter. Then, shortly following the end of the first quarter, we closed the acquisition of Advance Energy Partners Holdings, LLC (“Advance”) for approximately $1.6 billion that added over 100 million barrels of oil and natural gas equivalent reserves to the 357 million barrels of oil and natural gas equivalent reserves that we already had. This acquisition sets up another record year of production in 2023 and an even better 2024. For additional information regarding our operational and financial results in the first quarter of 2023 and the closing of the Advance acquisition, please see the set of seven slides identified as ‘Chairman’s Remarks’ (Slides A through G) on our website.

Stronger than Expected Results in First Quarter 2023

“During the first quarter of 2023, Matador achieved better-than-expected average oil and natural gas equivalent production of 106,654 BOE per day, which was 6% better than our previous expectations of approximately 101,000 barrels of oil and natural gas equivalent (“BOE”) per day. This outperformance was primarily attributable to (i) better-than-expected production in our prolific Stateline asset area, (ii) the timing and performance of pipeline services and connections and (iii) fewer days of shut-in production than originally anticipated, including on our Rodney Robinson acreage, as the eight wells drilled on that acreage were completed faster than expected primarily as a result of our use of simultaneous fracturing technology.

“In addition to the better-than-expected production during the first quarter of 2023, we also had lower-than-expected capital expenditures for both our drilling, completing and equipping costs and our midstream capital expenditures. These lower capital expenditures are primarily due to the timing of operations and our planned midstream projects. Innovation and operating efficiencies, which include faster drill times, dual-fuel fracturing fleets, simultaneous and remote fracturing operations and the use of existing facilities, continue to improve and help to mitigate the inflationary pressure of service costs. The Company expects to utilize dual-fuel fracturing equipment for over 95% of wells completed in 2023 and to increase its use of simultaneous fracturing operations from 45% in 2022 to over half of our 2023 completions.

The Advance Acquisition

“The closing of the Advance acquisition on April 12, 2023 continues Matador’s long history of profitable growth at a measured pace. In the Advance acquisition, we acquired approximately 18,500 net acres in the core of the northern Delaware Basin, most of which is either adjacent to or very close to some of our best acreage. Together with our other acreage bolt-on acquisitions in 2023, we are pleased to announce that we now have 150,000 net acres in the Delaware Basin (see Slide A) with a significant increase in our total proved oil and natural gas reserves to approximately 465 million BOE (see Slide B). These reserves are estimated to have a PV-10 (present value discounted at 10%) value of approximately $12 billion as discussed below.

“We estimate production from the Advance wells averaged approximately 25,450 BOE per day during the first quarter of 2023 based upon Advance’s production records, which was better than we had anticipated. While this increased production was not included in Matador’s reported production for the first quarter, it was part of the purchase price adjustment at closing. We are also encouraged that these existing wells we acquired from Advance are exceeding our original expectations. We anticipate that production from the Advance assets will grow in the second half of the year when we expect to turn to sales 21 wells that are currently being completed.

“There are many other opportunities that are ahead of us as we integrate the Advance assets with Matador’s existing assets. These assets are complementary to our existing acreage and add to our significant inventory of A+ locations. For example, the Advance assets provide synergies with our existing Pronto Midstream (“Pronto”) natural gas gathering and processing system as we plan to connect them in late 2023 or early 2024 (see Slide C). This connection should not only provide additional flow assurance for our wells but also build the value of our existing midstream business.
Financing Activities

“We funded the Advance acquisition with a combination of cash on hand, free cash flow and borrowings under our reserves-based lending credit agreement (the “RBL credit agreement”). The borrowing base under the RBL credit agreement is $1.25 billion and does not yet include any reserves for the assets we acquired in the Advance acquisition. On March 31, 2023, we successfully increased the elected commitment under the RBL credit agreement from $775 million to $1.25 billion, of which only $625 million is currently drawn.

“In addition, on April 3, 2023, we launched a private offering of $400 million of senior unsecured notes due 2028, which was oversubscribed by $3 billion. As a result of high demand for these bonds, we increased the size of the offering from $400 million to $500 million and issued the 6.875% senior unsecured notes at a price of 98.96% of their face value. The successful execution of this offering was truly a team effort and very gratifying to us. We are very appreciative of the support of our banking partners and the shareholders, bondholders and other friends that placed orders for these bonds so that we could upsize the offering at a price that was better than we had originally expected.

“Following the bond offering, we had over $600 million in liquidity, which provides additional flexibility and optionality as we continue with our previously announced plans for 2023. We intend to use our free cash flow for the remainder of the year primarily to repay debt under our RBL credit agreement, continue measured growth through the drillbit and pay our fixed dividend while continuing to opportunistically pursue strategic bolt-on acquisitions and midstream opportunities that may arise. Importantly, the Advance acquisition should not significantly impact Matador’s leverage profile, as we expect to maintain a pro forma leverage ratio below 1.0x throughout 2023 at current commodity prices. In fact, we were able to repay more borrowings than we anticipated this month under the RBL credit agreement following the Advance acquisition, and assuming current commodity prices, we anticipate being able to fully repay the borrowings under the RBL credit agreement in the second half of 2024 (see Slide D).

Looking Ahead

“In addition to acquiring Advance, our operations team has remained busy finding new and innovative ways to reduce costs and increase production from our existing acreage. We are currently testing our first batch of ‘horseshoe’ wells in our Wolf asset area in West Texas, which will allow the Company to drill two-mile lateral wells in one-mile land-locked sections (see Slide E). By drilling two-mile long ‘U’ shaped laterals, we should increase our inventory of two-mile locations across Matador’s Delaware Basin assets and continue expanding capital efficiencies by accessing longer laterals in sections previously limited to one-mile wells. We estimate approximately $10 million in cost savings will be realized by drilling two ‘U’ shaped two-mile wells as compared to four one-mile lateral wells in this section. We are excited about this test and look forward to discussing the results of the horseshoe wells later in the year.

“Due to the strong start in the first quarter of 2023, the Advance acquisition and our other operations, we expect full year 2023 total oil equivalent production to be near the high end of the previously announced guidance range of 44.35 million BOE to 46.25 million BOE. In addition, we expect to achieve approximately 40% growth in year-over-year oil production in the fourth quarter of 2023 (see Slide F).

“As many of you may recall, the Matador organization first began in 1983 with $270,000 in contributed capital from 17 friends and family members and has grown to a company with an enterprise value of approximately $8 billion since then (see Slide G). We are grateful for the many individuals that have been critical to building Matador and the friendships we have made together. Our success is the result of the efforts and support of many dedicated board members, staff members, shareholders, bondholders and other friends. Notably, many of Matador’s original shareholders or their families remain shareholders today. Thank you to each of you who has supported Matador as we have grown from a company of a few hundred thousand dollars in initial capital in 1983 to a top 10 oil and natural gas producer in the state of New Mexico today. We are more excited than ever about the future of Matador and look forward to continuing to build Matador together into a bigger, better company.”

First Quarter 2023 Matador Operational and Financial Highlights
•Average production of 106,654 BOE per day (58,941 barrels of oil per day)
•Net cash provided by operating activities of $339.5 million
•Adjusted Free Cash Flow of $57.2 million
•Net income of $163.1 million, or $1.36 per diluted common share
•Adjusted net income of $180.0 million, or adjusted earnings of $1.50 per diluted common share
•Adjusted EBITDA of $365.2 million
•San Mateo net income of $32.2 million
•San Mateo Adjusted EBITDA of $48.7 million
•Drilling, completion and equipping capital expenditures of $294.8 million
•Midstream capital expenditures of $8.7 million

Advance Acquisition Highlights
•Closed on April 12, 2023 for an initial cash purchase price of $1.6 billion, subject to post-closing adjustments
•Approximately 18,500 net acres (99% held by production) in the core of the northern Delaware Basin, most of which is strategically located in Matador’s Ranger asset area in Lea County, New Mexico near Matador’s existing properties
•406 gross (203 net) horizontal locations identified for future drilling, including prospective targets throughout the Wolfcamp, Bone Spring and Avalon formations
•Completing 21 gross (20 net) wells that are expected to be turned to sales in the second half of 2023
•Drilling 21 gross (19 net) wells that are expected to be turned to sales in early 2024
•PV-10 of the proved oil and natural gas reserves at December 31, 2022 of approximately $2.86 billion using the same unweighted arithmetic average first-day-of-the-month prices for the previous 12-month period that was used to value the Company’s reserves at December 31, 2022, which were $90.15 per barrel of oil and $6.36 per MMBtu of natural gas

Note: The Standardized Measure and PV-10 of the Company’s reserves as of December 31, 2022 were $6.98 billion and $9.13 billion, respectively. The PV-10 of the Advance reserves was estimated to be $2.86 billion as of December 31, 2022 using the same unweighted arithmetic average first-day-of-the-month prices for the previous 12-month period being used to value the Company’s reserves at December 31, 2022, which are $90.15 per barrel of oil and $6.36 per MMBtu of natural gas. PV-10 is a non-GAAP financial measure, which differs from the GAAP financial measure of “Standardized Measure” because PV-10 does not include the effects of income taxes on future income. The income taxes related to the Advance assets as of December 31, 2022 were unknown because the tax basis in such properties as of December 31, 2022 is not known and is subject to many variables. As such, the Company has not provided the Standardized Measure of the Advance assets or a reconciliation of PV-10 to Standardized Measure with respect to the Advance assets.

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA, adjusted free cash flow and PV-10 and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Operational and Financial Update

First Quarter 2023 Oil, Natural Gas and Total Oil Equivalent Production Above Expectations

Matador’s average daily oil and natural gas production increased 14% year-over-year from 93,969 BOE per day in the first quarter of 2022 to 106,654 BOE per day in the first quarter of 2023. Matador’s production for the first quarter of 2023 of 106,654 BOE per day exceeded the Company’s expectations for the quarter of a range from 100,500 to 101,500 BOE per day, as summarized in the table below. The primary drivers behind this outperformance were (i) better-than-expected production from the Company’s Stateline asset area, (ii) the timing and performance of pipeline services and connections and (iii) fewer days of shut-in production than originally anticipated for Matador’s and other offset operators’ activity in the Antelope Ridge asset area. In particular, the Rodney Robinson properties in western Antelope Ridge had less production shut in than anticipated, as the eight wells drilled on that acreage were completed faster than expected as a result of Remote Simul-Frac operations. In addition, Matador turned to sales seven gross (3.1 net) more operated horizontal wells during the first quarter than the Company’s original estimates and experienced better-than-expected production from non-operated properties.

Production	Q1 2023 Average Daily Volume	Q1 2023 Guidance Range(1)	Difference(2)	YoY (3)
Total, BOE per day	106,654	100,500 to 101,500	+6% Better than Guidance	+14%
Oil, Bbl per day	58,941	55,000 to 56,000	+6% Better than Guidance	+10%
Natural Gas, MMcf per day	286.3	270.7 to 274.7	+5% Better than Guidance	+18%

(1) Production change previously projected, as provided February 21, 2023.
(2) As compared to midpoint of guidance provided on February 21, 2023.
(3) Represents year-over-year percentage change from the first quarter of 2022.

First Quarter 2023 Wells Turned to Sales

During the first quarter of 2023, Matador turned to sales 24 gross (18.0 net) operated horizontal wells with an average completed lateral length of approximately 9,800 feet. The Company was able to turn to sales seven gross (3.1 net) more operated horizontal wells in the first quarter of 2023 than anticipated, primarily due to operating, capital and midstream efficiencies. The table below provides a summary of our operated and non-operated activity in the first quarter of 2023.

First Quarter 2023 Quarterly Well Count
	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	8	7.7	—	—	8	7.7	4-2BS, 2-3BS Carb, 2-WC B
Antelope Ridge	4	3.1	1	0.0	5	3.1	1-1BS, 2-2BS, 2-3BS
Arrowhead	—	—	11	0.2	11	0.2	3-2BS, 2-WC A, 6-Yeso
Ranger	3	1.3	7	0.3	10	1.6	6-2BS, 3-3BS, 1-WC A
Rustler Breaks	9	5.9	11	0.5	20	6.4	3-1BS, 9-2BS, 4-WC A, 4-WC B
Stateline	—	—	—	—	—	—	No wells turned to sales in Q1 2023
Wolf/Jackson Trust	—	—	—	—	—	—	No wells turned to sales in Q1 2023
Delaware Basin	24	18.0	30	1.0	54	19.0
South Texas	—	—	—	—	—	—	No wells turned to sales in Q1 2023
Haynesville Shale	—	—	16	0.1	16	0.1	16-HSVL
Total	24	18.0	46	1.1	70	19.1

Note: WC = Wolfcamp; BS = Bone Spring; 3BS Carb = Third Bone Spring Carbonate; Yeso = Yeso; HSVL = Haynesville. For example, 4-2BS indicates four Second Bone Spring completions and 2-WC B indicates two Wolfcamp B completions. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.

First Quarter 2023 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the first quarter of 2023, as compared to the fourth quarter of 2022 and the first quarter of 2022.

	Sequential (Q1 2023 vs. Q4 2022)			YoY (Q1 2023 vs. Q1 2022)
Realized Commodity Prices	Q1 2023	Q4 2022	Sequential Change(1)	Q1 2023	Q1 2022	YoY Change(2)

Oil Prices, per Bbl	$75.74	$83.90	Down 10%	$75.74	$95.45	Down 21%
Natural Gas Prices, per Mcf	$3.93	$5.65	Down 30%	$3.93	$7.63	Down 48%

First Quarter 2023 Operating Expenses

Matador plans to continue to focus on cost control in the areas of lease operating expenses, general and administrative expenses and plant and other midstream services operating expenses. The Company has already implemented measures to reduce costs and increase operating efficiencies in these areas. Matador believes these efforts are beginning to show improvements in these areas.

During the first quarter of 2023, Matador’s total lease operating expenses were $4.63 per BOE, which was a 16% sequential increase from $3.98 per BOE in the fourth quarter of 2022 and a 15% year-over-year increase from $4.01 per BOE in the first quarter of 2022, primarily due to the number of wells, chemical costs, weather and ad valorem costs. Matador expects the Advance acquisition will increase lease operating expenses during the remainder of 2023, although we anticipate mitigating this increase by targeting improvements in workover, supervision and repair and maintenance costs.

Matador’s general and administrative expenses decreased 30% sequentially from $3.36 per BOE in the fourth quarter of 2022 to $2.34 per BOE in the first quarter of 2023. General and administrative expenses in the fourth quarter reflected year-end bonus payments made to Matador’s employees related to record 2022 performance. In addition, the value of employee stock awards that are settled in cash, which are remeasured at each quarterly reporting period, decreased between the periods due to the fact that Matador’s share price decreased 17% from $57.24 at December 31, 2022 to $47.65 at March 31, 2023. The Company expects general and administrative expenses for full year 2023 will range between $2.50 to $3.50 per BOE.

During the first quarter of 2023, Matador’s plant and other midstream services operating expenses, which includes the costs to operate San Mateo and Pronto, were $3.23 per BOE, a 13% increase from $2.85 per BOE in the fourth quarter of 2022. The first quarter of 2023 included non-recurring, one-time repair and maintenance costs for Pronto’s Marlan cryogenic natural gas processing plant and gathering system. Plant and other midstream services operating expenses increased 40% from $2.30 per BOE in the first quarter of 2022 because Matador purchased Pronto on June 30, 2022. The Company expects plant and other midstream services operating expenses per BOE will decrease in the second quarter and throughout the remainder of 2023. Matador expects full year 2023 plant and other midstream services operating expenses will range between $2.50 to $3.00 per BOE.

First Quarter 2023 Capital Expenditures

Matador’s drilling, completing and equipping (“D/C/E”) and midstream capital expenditures were better than expected for the first quarter of 2023 as set forth in the table below. Matador achieved approximately $8 million of cost savings on its D/C/E capital expenditures in the first quarter, primarily as a result of improvements in completion capital efficiencies with dual-fuel pressure pumping and Simul-Frac completions. Matador’s midstream capital expenditures were $8.7 million in the first quarter of 2023, 81% below the Company’s estimate of $45 million for the quarter mostly due to the timing of projects underway during the quarter with most of these costs currently expected to be incurred in the second quarter of 2023.

Q1 2023 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	$294.8	$315.0	6% less than estimated
Midstream	$8.7	$45.0	81% less than estimated
(1) Midpoint of guidance as provided on February 21, 2023.
(2) As compared to the midpoint of guidance provided on February 21, 2023.

Midstream Update

San Mateo’s operations in the first quarter of 2023 were highlighted by better-than-expected operating and financial results. These strong results reflect not only better-than-expected volumes delivered by Matador during the first quarter of 2023, but also increased and stronger-than-expected volumes delivered by other San Mateo customers as a result of several new business opportunities recently awarded to San Mateo.

Operationally, natural gas gathering and processing volumes achieved in the first quarter of 2023 were all-time quarterly highs for San Mateo and are shown in the table below, along with other San Mateo throughput volumes, as compared to the fourth quarter of 2022 and the first quarter of 2022. The volumes in the table do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made in each period), but for which San Mateo recognized revenues during each period.

	Sequential (Q1 2023 vs. Q4 2022)			YoY (Q1 2023 vs. Q1 2022)
San Mateo Throughput Volumes	Q1 2023	Q4 2022	Change(1)	Q1 2023	Q1 2022	Change(2)

Natural gas gathering, MMcf per day	333	305	+10%	333	267	+25%
Natural gas processing, MMcf per day	352	328	+7%	352	253	+39%
Oil gathering and transportation, Bbl per day	41,900	46,000	-9%	41,900	47,800	-12%
Produced water handling, Bbl per day	373,000	386,000	-4%	373,000	344,000	+8%
(1) First quarter 2023 as compared to fourth quarter 2022.
(2) First quarter 2023 as compared to first quarter 2022.

Second Quarter 2023 Estimates

Second Quarter 2023 Estimated Oil, Natural Gas and Total Oil Equivalent Production Growth

As noted in the table below, Matador anticipates its average daily oil equivalent production should increase 19% from 106,654 BOE per day in the first quarter of 2023 to approximately 126,500 BOE per day in the second quarter of 2023. This significant sequential increase is primarily attributable to the closing of the Advance acquisition in April 2023. The Company’s estimated production of approximately 126,500 BOE per day in the second quarter is 8,500 BOE per day more than Matador’s original expectations provided on February 21, 2023. This increase in expected second quarter production is primarily attributable to (i) additional production from the Advance properties, which production exceeded our expectations, (ii) accelerated production driven by operating and capital efficiencies turning wells to sales ahead of schedule and (iii) Pronto’s first direct connection to Matador in the Ranger asset area, which was completed in April 2023 and provides additional flow assurance and confidence that Matador can increase its production forecasts on these better-than-expected wells.

	Q1 and Q2 2023 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q1 2023	106,654	58,941	286.3	55%
Q2 2023E(1)	125,500 to 127,500	75,000 to 76,000	304.0 to 308.0	60%
(1) Includes anticipated volumes from the Advance acquisition after closing on April 12, 2023.

Second Quarter 2023 Estimated Wells Turned to Sales

At April 25, 2023, Matador expects to turn to sales 27 gross (20.8 net) operated horizontal wells in the Delaware Basin during the second quarter of 2023, consisting of 11 gross (7.3 net) wells in the Ranger asset area, four gross (2.2 net) wells in the Rustler Breaks asset area, four gross (3.3 net) wells in the Antelope Ridge asset area and eight gross (8.0 net) wells in the Stateline asset area. The Company expects the average completed lateral length of these wells to be approximately 9,500 feet.

Second Quarter 2023 Commodity Price Differentials

The following table summarizes Matador’s expectations for commodity price differentials for the second quarter of 2023, as compared to the first quarter of 2023.

	Q1 2023			Q2 2023E
Realized Commodity Prices	Benchmark(1)	Actual Realized Price	Actual Differential	Differential Guidance(2)
Oil Prices, per Bbl	$75.99	$75.74	-$0.25	-$1.50 to -$0.50 (Below Benchmark)
Natural Gas Prices, per Mcf	$2.74	$3.93	+$1.19	+$0.25 to +$1.25 (Above Benchmark)
(1) Oil benchmark is WTI and natural gas benchmark is the Henry Hub daily average.
(2) As provided on April 25, 2023.

•The change in the realized oil price differential from -$0.25 per barrel (below the benchmark) in the first quarter to approximately -$1.00 per barrel (below the benchmark) in the second quarter of 2023 is primarily to attributable to the negative differential between WTI-Midland and the WTI-Cushing benchmark, which is expected to widen in the second quarter of 2023, and the realized oil price differential for Matador’s non-operated properties, which had much stronger realized oil prices than expected in the first quarter of 2023.

•The change in the realized natural gas price differential from +$1.19 per thousand cubic feet (above the benchmark) in the first quarter to approximately +$0.75 per thousand cubic feet (above the benchmark) in the second quarter of 2023 is primarily attributable to an expected narrowing of the difference between fixed month or “bid week” residue natural gas prices as compared to average daily natural gas prices in the second quarter of 2023, as compared to the first quarter of 2023. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price. NGL prices do not contribute to or affect Matador’s realized gain or loss on natural gas derivatives.

Second Quarter 2023 Estimated Capital Expenditures

Matador began 2023 operating seven drilling rigs in the Delaware Basin. Following closing of the Advance acquisition on April 12, 2023, Matador continued operating the one drilling rig that Advance had been operating. As a result, at April 25, 2023, Matador was operating eight drilling rigs in the Delaware Basin. At April 25, 2023, the Company expects D/C/E capital expenditures for the second quarter of 2023 will be approximately $358 million and midstream capital expenditures to be approximately $41 million.

Conference Call Information

The Company will host a live conference call on Wednesday, April 26, 2023, at 10:00 a.m. Central Time to review its first quarter 2023 operational and financial results. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BI9c40d9305d414fa0bbf5f0eefcb13b39 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits, opportunities and results with respect to the Advance acquisition, including any expected value creation, reserves additions, midstream opportunities and other anticipated impacts from the Advance acquisition, as well as other aspects of the transaction, guidance, projected or forecasted financial and operating results, future liquidity, leverage, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from the Advance acquisition making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Advance acquisition; the risk of litigation and/or regulatory actions related to the Advance acquisition, as well as the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; the ongoing impact of the novel coronavirus, or COVID-19, or variants thereof, on oil and natural gas demand, oil and natural gas prices and its business; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net Production Volumes:(1)
Oil (MBbl)(2)	5,305	5,733	4,820
Natural gas (Bcf)(3)	25.8	27.3	21.8
Total oil equivalent (MBOE)(4)	9,599	10,280	8,457
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	58,941	62,316	53,561
Natural gas (MMcf/d)(6)	286.3	296.5	242.4
Total oil equivalent (BOE/d)(7)	106,654	111,735	93,969
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$75.74	$83.90	$95.45
Oil, with realized derivatives (per Bbl)	$75.74	$82.39	$91.68
Natural gas, without realized derivatives (per Mcf)(8)	$3.93	$5.65	$7.63
Natural gas, with realized derivatives (per Mcf)	$4.07	$5.32	$7.43
Revenues (millions):
Oil and natural gas revenues	$502.9	$635.0	$626.5
Third-party midstream services revenues	$26.5	$26.7	$17.3
Realized gain (loss) on derivatives	$3.7	$(17.6)	$(22.4)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.78	$6.10	$7.07
Lease operating	$4.63	$3.98	$4.01
Plant and other midstream services operating	$3.23	$2.85	$2.30
Depletion, depreciation and amortization	$13.16	$12.80	$11.33
General and administrative(9)	$2.34	$3.36	$3.52
Total(10)	$29.14	$29.09	$28.23
Other (millions):
Net sales of purchased natural gas(11)	$5.8	$7.0	$2.3

Net income (millions)(12)	$163.1	$253.8	$207.1
Earnings per common share (diluted)(12)	$1.36	$2.11	$1.73
Adjusted net income (millions)(12)(13)	$180.0	$249.9	$277.5
Adjusted earnings per common share (diluted)(12)(14)	$1.50	$2.08	$2.32
Adjusted EBITDA (millions)(12)(15)	$365.2	$461.8	$461.8
Net cash provided by operating activities (millions)(16)	$339.5	$446.5	$329.0
Adjusted free cash flow (millions)(12)(17)	$57.2	$249.3	$245.7

San Mateo net income (millions)(18)	$32.2	$37.0	$34.8
San Mateo Adjusted EBITDA (millions)(15)(18)	$48.7	$52.3	$45.1
San Mateo net cash provided by operating activities (millions)(18)	$53.6	$44.8	$45.5
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$31.7	$27.7	$23.8

D/C/E capital expenditures (millions)	$294.8	$188.9	$198.8
Midstream capital expenditures (millions)(19)	$8.7	$10.6	$9.7
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.24, $0.41 and $0.36 per BOE of non-cash, stock-based compensation expense in the first quarter of 2023, the fourth quarter of 2022 and the first quarter of 2022, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.

(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $34.3 million, $43.1 million and $19.3 million less expenses of $28.4 million, $36.0 million and $17.0 million in the first quarter of 2023, the fourth quarter of 2022 and the first quarter of 2022, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$448,723	$505,179
Restricted cash	54,705	42,151
Accounts receivable
Oil and natural gas revenues	178,846	224,860
Joint interest billings	188,498	180,947
Other	45,568	48,011
Derivative instruments	—	3,930
Lease and well equipment inventory	20,039	15,184
Prepaid expenses and other current assets	70,115	51,570
Total current assets	1,006,494	1,071,832
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	7,168,997	6,862,455
Unproved and unevaluated	1,069,330	977,502
Midstream properties	1,071,181	1,057,668
Other property and equipment	35,248	32,847
Less accumulated depletion, depreciation and amortization	(4,638,600)	(4,512,275)
Net property and equipment	4,706,156	4,418,197
Other assets
Other long-term assets	69,455	64,476
Total assets	$5,782,105	$5,554,505
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$45,284	$58,848
Accrued liabilities	328,909	261,310
Royalties payable	118,074	117,698
Amounts due to affiliates	12,215	32,803
Derivative instruments	3,136	—
Advances from joint interest owners	42,552	52,357
Other current liabilities	51,202	52,857
Total current liabilities	601,372	575,873
Long-term liabilities
Borrowings under Credit Agreement	—	—
Borrowings under San Mateo Credit Facility	475,000	465,000
Senior unsecured notes payable	695,515	695,245
Asset retirement obligations	54,240	52,985
Deferred income taxes	483,180	428,351
Other long-term liabilities	16,968	19,960
Total long-term liabilities	1,724,903	1,661,541
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 119,232,002 and 118,953,381 shares issued; and 119,205,783 and 118,948,624 shares outstanding, respectively	1,192	1,190
Additional paid-in capital	2,099,926	2,101,999
Retained earnings	1,153,004	1,007,642
Treasury stock, at cost, 26,219 and 4,757 shares, respectively	(1,270)	(34)
Total Matador Resources Company shareholders’ equity	3,252,852	3,110,797
Non-controlling interest in subsidiaries	202,978	206,294
Total shareholders’ equity	3,455,830	3,317,091
Total liabilities and shareholders’ equity	$5,782,105	$5,554,505

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2023	2022
Revenues
Oil and natural gas revenues	$502,909	$626,515
Third-party midstream services revenues	26,511	17,306
Sales of purchased natural gas	34,254	19,339
Realized gain (loss) on derivatives	3,669	(22,439)
Unrealized loss on derivatives	(7,067)	(75,029)
Total revenues	560,276	565,692
Expenses
Production taxes, transportation and processing	55,486	59,819
Lease operating	44,407	33,955
Plant and other midstream services operating	31,045	19,461
Purchased natural gas	28,448	17,021
Depletion, depreciation and amortization	126,325	95,853
Accretion of asset retirement obligations	699	543
General and administrative	22,433	29,733
Total expenses	308,843	256,385
Operating income	251,433	309,307
Other income (expense)
Net loss on impairment	—	(198)
Interest expense	(16,176)	(16,252)
Other income (expense)	339	(144)
Total other expense	(15,837)	(16,594)
Income before income taxes	235,596	292,713
Income tax provision (benefit)
Current	4,929	15,409
Deferred	51,743	53,119
Total income tax provision	56,672	68,528
Net income	178,924	224,185
Net income attributable to non-controlling interest in subsidiaries	(15,794)	(17,061)
Net income attributable to Matador Resources Company shareholders	$163,130	$207,124
Earnings per common share
Basic	$1.37	$1.76
Diluted	$1.36	$1.73
Weighted average common shares outstanding
Basic	119,034	117,951
Diluted	119,702	119,814

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2023	2022
Operating activities
Net income	$178,924	$224,185
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss on derivatives	7,067	75,029
Depletion, depreciation and amortization	126,325	95,853
Accretion of asset retirement obligations	699	543
Stock-based compensation expense	2,290	3,014
Deferred income tax provision	51,743	53,119
Amortization of debt issuance cost and other debt-related costs	838	943
Net loss on impairment	—	198
Changes in operating assets and liabilities
Accounts receivable	40,906	(125,345)
Lease and well equipment inventory	(4,423)	(78)
Prepaid expenses and other current assets	(16,517)	(7,796)
Other long-term assets	35	97
Accounts payable, accrued liabilities and other current liabilities	(39,871)	(5,668)
Royalties payable	376	8,311
Advances from joint interest owners	(9,805)	(1,331)
Income taxes payable	723	15,409
Other long-term liabilities	190	(7,529)
Net cash provided by operating activities	339,500	328,954
Investing activities
Drilling, completion and equipping capital expenditures	(224,144)	(207,829)
Acquisition of oil and natural gas properties	(103,863)	(43,761)
Midstream capital expenditures	(14,141)	(11,992)
Expenditures for other property and equipment	(1,769)	(225)
Proceeds from sale of assets	451	11,911
Net cash used in investing activities	(343,466)	(251,896)
Financing activities
Repayments of borrowings under Credit Agreement	—	(210,000)
Borrowings under Credit Agreement	—	160,000
Repayments of borrowings under San Mateo Credit Facility	(55,000)	(30,000)
Borrowings under San Mateo Credit Facility	65,000	50,000
Cost to amend credit facilities	(8,645)	—
Dividends paid	(17,768)	(5,866)
Contributions related to formation of San Mateo	14,700	22,750
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(19,110)	(18,375)
Taxes paid related to net share settlement of stock-based compensation	(18,909)	(12,184)
Other	(204)	(146)
Net cash used in financing activities	(39,936)	(43,821)
Change in cash and restricted cash	(43,902)	33,237
Cash and restricted cash at beginning of period	547,330	86,920
Cash and restricted cash at end of period	$503,428	$120,157

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2023	2022	2022
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$163,130	$253,792	$207,124
Net income attributable to non-controlling interest in subsidiaries	15,794	18,117	17,061
Net income	178,924	271,909	224,185
Interest expense	16,176	16,424	16,252
Total income tax provision	56,672	80,928	68,528
Depletion, depreciation and amortization	126,325	131,601	95,853
Accretion of asset retirement obligations	699	682	543
Unrealized loss (gain) on derivatives	7,067	(20,311)	75,029
Non-cash stock-based compensation expense	2,290	4,236	3,014
Net loss on impairment	—	—	198
Expense related to contingent consideration and other	942	1,969	356
Consolidated Adjusted EBITDA	389,095	487,438	483,958
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(23,871)	(25,650)	(22,115)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$365,224	$461,788	$461,843

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2023	2022	2022
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$339,500	$446,523	$328,954
Net change in operating assets and liabilities	28,386	19,750	123,930
Interest expense, net of non-cash portion	15,338	15,219	15,309
Current income tax provision	4,929	2,937	15,409
Expense related to contingent consideration and other	942	3,009	356
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(23,871)	(25,650)	(22,115)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$365,224	$461,788	$461,843

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2023	2022	2022
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$32,232	$36,971	$34,819
Depletion, depreciation and amortization	8,457	8,301	7,778
Interest expense	7,948	7,000	2,269
Accretion of asset retirement obligations	80	75	68
Net loss on impairment	—	—	198
Adjusted EBITDA	$48,717	$52,347	$45,132

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2023	2022	2022
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$53,635	$44,803	$45,511
Net change in operating assets and liabilities	(12,617)	1,029	(2,393)
Interest expense, net of non-cash portion	7,699	6,515	2,014
Adjusted EBITDA	$48,717	$52,347	$45,132

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$163,130	$253,792	$207,124
Total income tax provision	56,672	80,928	68,528
Income attributable to Matador Resources Company shareholders before taxes	219,802	334,720	275,652
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	7,067	(20,311)	75,029
Net loss on impairment	—	—	198
Expense related to contingent consideration and other	942	1,969	356
Adjusted income attributable to Matador Resources Company shareholders before taxes	227,811	316,378	351,235
Income tax expense(1)	47,840	66,439	73,759
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$179,971	$249,939	$277,476

Weighted average shares outstanding - basic	119,034	118,298	117,951
Dilutive effect of options and restricted stock units	668	1,776	1,863
Weighted average common shares outstanding - diluted	119,702	120,074	119,814
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.51	$2.11	$2.35
Diluted	$1.50	$2.08	$2.32

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with

GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2023	2022	2022
Net cash provided by operating activities	$339,500	$446,523	$328,954
Net change in operating assets and liabilities	28,386	19,750	123,930
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(20,099)	(22,458)	(21,128)
Performance incentives received from Five Point	14,700	5,500	22,750
Total discretionary cash flow	362,487	449,315	454,506

Drilling, completion and equipping capital expenditures	224,144	226,377	207,829
Midstream capital expenditures	14,141	28,638	11,992
Expenditures for other property and equipment	1,769	523	225
Net change in capital accruals	69,758	(46,621)	(1,768)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(4,567)	(8,883)	(9,446)
Total accrual-based capital expenditures(3)	305,245	200,034	208,832
Adjusted free cash flow	$57,242	$249,281	$245,674

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2023	2022	2022
Net cash provided by San Mateo operating activities	$53,635	$44,803	$45,511
Net change in San Mateo operating assets and liabilities	(12,617)	1,029	(2,393)
Total San Mateo discretionary cash flow	41,018	45,832	43,118

San Mateo capital expenditures	12,376	27,181	12,170
Net change in San Mateo capital accruals	(3,056)	(9,052)	7,107
San Mateo accrual-based capital expenditures	9,320	18,129	19,277
San Mateo adjusted free cash flow	$31,698	$27,703	$23,841

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future income. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure. Income taxes related to the Advance assets as of December 31, 2022 were unknown because the tax basis in such properties as of December 31, 2022 is not known and is subject to many variables. As such, the Company has not provided the Standardized Measure of the Advance assets or a reconciliation of PV-10 to Standardized Measure with respect to the Advance assets.

Standardized Measure to PV-10 Reconciliation - Matador

(in millions)	At December 31, 2022
Standardized Measure	$6,983.2
Discounted future income taxes	2,149.0
PV-10	$9,132.2